Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

October 24, 2002

Avnet, Inc. Reports First Quarter Fiscal 2003 Results
Operating Income Up Sharply From Prior Year

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported that first quarter fiscal year 2003 revenues were essentially flat from the prior sequential quarter and the prior year first quarter, and reported breakeven earnings per share. On quarterly revenues of $2.17 billion, the Company had a net loss of $488 thousand, or $0.00 per share. These results compare with revenues of $2.20 billion for the first quarter of fiscal year 2002 and a net loss before cumulative effect of change in accounting principle of $19.2 million, or $0.16 per share. Operating income of $20 million was up $16 million from the prior year first quarter, representing the first quarterly year-over-year operating income growth, excluding special charges, since the March 2001 quarter.

Top line results for the Company’s three operating groups were roughly in line with expectations. Electronics Marketing (EM) sales grew by 2.1% sequentially and by 0.3% on a year-over-year basis. EM’s sequential sales growth was slightly more than expected, benefiting from a stronger Euro. In constant U.S. dollars, EM sales would have been flat sequentially. As expected, the sequential change in revenues at Computer Marketing (CM) and Applied Computing (AC) essentially offset each other, with seasonal revenue decline at CM and seasonal revenue growth at AC. First quarter fiscal year 2003 sales at CM were down nearly 7% both sequentially and year-over-year, while AC grew revenues by 11.9% sequentially and 2.1% year-over-year.

On a regional level, revenues in the Company’s Asia region for the first quarter of fiscal 2003 grew by 11% sequentially and were up a robust 31% year-over-year. With the close of the first fiscal quarter of 2003, Avnet’s Asia region now constitutes 10% of enterprise revenues, up from 7% for the same period in fiscal 2002. Revenues grew slightly in EMEA, by 0.6% sequentially, due primarily to the change in the value of the Euro, but declined by 0.7% year-over-year. Revenues in the Americas grew by 0.3% sequentially, but declined by 5% year-over-year.

Enterprise gross profit margin declined sequentially from 14.2%, excluding special charges in the fourth quarter of fiscal year 2002, to 13.7% in the first quarter of fiscal 2003 due primarily to shifts in business mix between the Company’s computing businesses, as well as continued pricing pressures in the IT markets served by Avnet. Revenue growth in the lower gross profit margin PC-Builder segment of AC, coupled with reduced CM revenues of higher gross profit margin business, drove the majority of the decline in enterprise gross profit margins. Gross profit margin at EM remains relatively stable, both year-over-year and sequentially.

Operating profit margin of 0.92% in the first quarter of fiscal year 2003 was up 76 basis points as compared with 0.16% in the first quarter of fiscal year 2002; however, operating profit margin was down on a sequential basis, excluding special charges in the fourth quarter of fiscal year 2002, as a result of the weaker business mix described above. Operating expenses for the first quarter of fiscal year 2003 were down almost 10% as compared with the first quarter of the prior year and were slightly lower on a sequential quarterly basis, excluding special charges. Actual expense reductions resulting from cost cutting initiatives were somewhat offset by several mitigating factors including the impact of the change in the value of the Euro, annual merit wage increases and some severance costs, net of a one-time cash recovery item.

Commenting on the Company’s operating results, Chairman and Chief Executive Officer, Roy Vallee, stated: “Over the last five quarters, we have experienced relatively stable revenues and have improved earnings per share from continuing operations from a loss of $0.16 per share in the first quarter of fiscal 2002 to breakeven in the current quarter. Yet, we have not seen significant improvement in the technology markets we serve. Therefore, we are taking additional actions to lower costs consistent with our commitment to reasonable profitability at any level of revenue.”

Mr. Vallee further commented: “We have targeted additional cost reductions of approximately $80 million on an annualized basis and have begun implementing those reductions, which we expect to complete by the end of the December 2002 quarter. These actions will entail shrinking our infrastructure cost by further reducing census and the number of facilities on a worldwide basis spanning each of our operating and support groups. We do not expect these actions to impact the Company’s ability to retain and grow market share. And, as previously stated, we will continue to monitor revenue growth and make further expense reductions, if needed.”

The Company reported that it continued its progress of reducing working capital and total debt during the September 2002 quarter. On essentially flat revenues, the Company generated cash of approximately $130 million, primarily through working capital reductions, and further reduced total debt for the seventh consecutive quarter. Total debt, including amounts outstanding under the accounts receivable securitization program, was reduced by an additional $91 million during the September 2002 quarter, bringing total debt reductions to approximately $1.6 billion since December 2000.

Addressing the Company’s outstanding debt and liquidity position, Chief Financial Officer, Ray Sadowski, noted: “We have access to $650 million of total borrowing capacity under our multi-year syndicated bank facility and accounts receivable securitization program, of which approximately $230 million was outstanding under these facilities at the end of the September 2002 quarter. If needed, we can use available credit balances on these facilities to deal with any maturing debt or other operational needs as they arise. We are anticipating over $200 million of additional cash flow generation during the next three quarters, including cash flows stemming from tax refunds in excess of $150 million received in October 2002, the aforementioned cost reductions, and expected further reductions in working capital.”

Mr. Vallee further noted: “I remain pleased with our team’s performance during this unprecedented market environment. We are competing well, have reduced our cost base, and have generated substantial cash over the past seven quarters. Our working capital productivity levels are at near-historic highs – an accomplishment made more significant given we are not enjoying any substantial revenue growth. Although we are managing through a difficult period, I am excited about the operating leverage that these working capital efficiencies and cost reductions are bringing to our business.”

Providing guidance on the December 2002 quarter and the balance of the fiscal year, Mr. Vallee stated, “We anticipate continuously improved financial and operational results over the next three quarters. We believe that typical December quarter seasonality in our computer businesses should allow us to meet current consensus estimates of $0.05 per share. We currently expect that our combined computer businesses will grow in the December 2002 quarter by approximately 15% - 20% on a sequential basis, and that EM’s sales will be relatively flat. Expense reductions should enhance profitability and our ability to meet consensus expectations for the quarter ending in March 2003 of $0.06 per share, and the full fiscal year 2003 of $0.22 per share, barring any significant and unanticipated sales declines. While we do expect to see some revenue growth in calendar 2003, we are not depending on that revenue growth for profitability.”

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate”, “expect”, believe”, and “should”. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the effects of additional actions taken to lower costs, the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow during the next three quarters, the December quarter’s typical seasonality, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2002. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED

	SEPTEMBER 27,	SEPTEMBER 28,	%
	2002	2001 (1)	CHANGE

Sales	$2,173.9	$2,201.2	(1%)

Loss before income taxes	(1.1)	(33.9)	97%

Net loss	(0.5)	(19.2)	97%

Net loss per share:

Basic	$—	$(0.16)	100%

Diluted	$—	$(0.16)	100%

(1)	The above operating information for the quarter ended September 28, 2001 excludes the cumulative effect of change in accounting principle for the impairment of goodwill recorded as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles,” for which further detail can be found on the attached statements of operations.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED

	SEPTEMBER 27,	SEPTEMBER 28,
	2002	2001

Sales	$2,173,890	$2,201,195

Cost of sales	1,876,271	1,890,633

Gross profit	297,619	310,562

Operating expenses	277,666	306,937

Operating income	19,953	3,625

Other income, net	5,938	594

Interest expense	(27,031)	(38,071)

Loss before income taxes	(1,140)	(33,852)

Income taxes	(652)	(14,645)

Loss before cumulative effect of change in accounting principle	(488)	(19,207)

Cumulative effect of change in accounting principle	—	(580,495)

Net loss	$(488)	$(599,702)

Loss per share before cumulative effect of change in accounting principle:

Basic	$—	$(0.16)

Diluted	$—	$(0.16)

Net loss per share:

Basic	$—	$(5.09)

Diluted	$—	$(5.09)

Shares used to compute loss per share:

Basic	119,420	117,851

Diluted	119,420	117,851

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	SEPTEMBER 27,	JUNE 28,
	2002 (1)	2002 (1)

Assets:

Current assets:

Cash and cash equivalents	$173,209	$159,234

Receivables, net	1,391,359	1,374,017

Inventories	1,271,870	1,417,305

Other	264,506	254,976

Total current assets	3,100,944	3,205,532

Property, plant & equipment, net	332,581	349,924

Goodwill	845,617	844,597

Other assets	268,153	281,901

Total assets	4,547,295	4,681,954

Less liabilities:

Current liabilities:

Borrowings due within one year	282,679	59,309

Accounts payable	804,477	891,234

Accrued expenses and other	281,541	326,293

Total current liabilities	1,368,697	1,276,836

Long-term debt, less due within one year	1,351,078	1,565,836

Other long-term liabilities	35,156	34,772

Total liabilities	2,754,931	2,877,444

Shareholders’ equity	$1,792,364	$1,804,510

(1)	The Company has an accounts receivable securitization program whereby it sells an interest in a pool of its trade accounts receivable. The purpose of the program is to provide the Company with an additional source of liquidity at interest rates more favorable than it could receive through other forms of financing. At September 27, 2002 and June 28, 2002, the Company had sold $100.0 million and $200.0 million, respectively, of receivables under the program. This is reflected as a reduction of receivables, with the proceeds used to pay down debt, in the above balance sheets.

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED

	SEPTEMBER 27,	SEPTEMBER 28,
SALES	2002	2001

Electronics Marketing	$1,241.8	$1,237.6

Computer Marketing	532.2	572.0

Applied Computing	399.9	391.6

Consolidated	$2,173.9	$2,201.2

OPERATING INCOME (LOSS)

Electronics Marketing	$14.7	$(5.0)

Computer Marketing	7.2	10.8

Applied Computing	3.3	14.5

Headquarters	(5.2)	(16.7)

Consolidated	$20.0	$3.6